Exhibit 23.1





                      Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Colonial Realty Limited Partnership on Form S-3 related to the Shelf Registration dated October 25, 1996 (File No. 333-14401); and Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049) of our report dated July 6, 1998 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Perimeter Corporate Park; and our report dated July 2, 1998 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of the Tampa Property, which reports are included in this Form 8-K.



                                            /s/ PricewaterhouseCoopers LLP
                                                PRICEWATERHOUSECOOPERS LLP

Birmingham, Alabama
July 7, 1998







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